Exhibit 99.1

Foresight Energy LP Reports Third Quarter 2017 Results

Third Quarter 2017 Highlights:

•	Coal sales of $229.7 million on sales volumes of 5.2 million tons
•	Net loss attributable to limited partner units of $13.6 million or $(0.07) per common unit and ($0.13) per subordinated unit
•	Adjusted EBITDA of $66.8 million
•	Cash flows from operations of $60.0 million
•	Declared cash distribution to common unitholders of $0.0605 per unit

ST.  LOUIS, Missouri — (BUSINESS WIRE) — November 9, 2017 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the third quarter of 2017.  Foresight generated quarterly coal sales revenues of $229.7 million on sales volumes of 5.2 million tons resulting in Adjusted EBITDA of $66.8 million, cash flows from operations of $60.0 million and a net loss attributable to limited partner units of $13.6 million, or $(0.07) per common unit and $(0.13) per subordinated unit.  Results for the third quarter 2017 included the benefit of $15.6 million of contract amortization partially offset by approximately $10.1 million of incremental depreciation, depletion and amortization (“DD&A”).  The contract amortization and incremental DD&A is a function of pushdown accounting adopted in conjunction with the previously disclosed March 2017 refinancing transaction.

“Driven primarily by the improvement in the export market, Foresight had another exceptional quarter generating $60 million of cash from operations driven by sales volumes of 5.2 million tons. Operationally, we safely and efficiently produced approximately 5.3 million tons during the quarter, an increase of 11% compared to the same period last year,” stated Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer.

Foresight also announced that due to the Partnership’s strong operating performance during the third quarter the Board of Directors of its General Partner approved a quarterly cash distribution of $0.0605 per unit.  The distribution is payable on November 30, 2017 for unitholders of record on November 20, 2017.

Third Quarter Financial Results

Coal sales totaled $229.7 million for the third quarter 2017 compared to $228.5 million for the third quarter 2016, representing a modest increase of $1.2 million.  The increase in coal sales revenues was driven by a $0.55 per ton improvement in coal sales realizations on relatively flat sales volumes.  The improvement in coal sales realizations per ton was principally driven by customer mix, specifically more heavily weighted to the export market, relative to the prior year quarter as well as year over year improvement in the API2 price on tons sold into the export market.

Cost of coal produced was $122.8 million, or $23.43 per ton sold, for the third quarter 2017 compared to $110.3 million, or $20.90 per ton sold, for the same period of 2016.  The increase during the current year quarter was driven largely by a $4.3 million non-cash adjustment to the fair value of inventory due to the application of pushdown accounting.  Additionally, the 2016 quarter included the recognition of $10.5 million of insurance recoveries related to direct mitigation costs in 2015 and 2016 from the Hillsboro combustion event.

Transportation costs increased $6.1 million compared to the prior year period due to a higher mix of export shipments in the 2017 period.

Other expenses for the third quarter 2017 improved significantly compared to the third quarter 2016 as the prior year quarter included expenses related to the debt restructuring transaction completed in August 2016.  Compared to the prior year period, interest expense improved by $2.0 million due to the refinancing transaction completed in March 2017.  Additionally, the 2016 quarter included charges of $17.8 million directly related to the August 2016 debt restructuring transaction.

Foresight generated operating cash flows of $60.0 million during third quarter 2017 and ended the quarter with $24.9 million in cash and $158.5 million of available borrowing capacity, net of outstanding letters of credit, under its revolving credit facility.  During the third quarter 2017, capital expenditures totaled $15.2 million, a slight increase of $0.5 million compared to the quarter ended September 30, 2016.

Foresight adopted pushdown reporting as of March 31, 2017 as a result of Murray Energy obtaining control of its general partner.  As required by pushdown reporting, the Partnership revalued its balance sheet on the change of control date and therefore certain financial statement line items are not comparable to prior periods.  As such, operational results for the quarter ended September 30, 2017 were recorded on the successor financial statements.  However, pushdown reporting did not materially affect coal sales, which is generally comparable to prior periods.  Cost of coal produced was impacted by an inventory adjustment of $4.3 million in the current quarter and $8.9 million on a year to date basis.

Guidance for 2017

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is reaffirming, updating and providing the following guidance for 2017:

Sales Volumes – Based on year-to-date sales volumes, current committed position and expectations for the remainder of 2017, Foresight is narrowing its projected sales volumes to be between 21.3 and 21.7 million tons, with over 5.0 million tons expected to be sold into the international market.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $290 to $300 million.

Capital Expenditures – Total 2017 capital expenditures are estimated to be between $72 and $77 million.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 1, 2017.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, a change in the fair value of the warrant liability and material nonrecurring or other items which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the

Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interests, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2017. A reconciliation of estimated 2017 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not assessable. The exercise of fair valuing Foresight’s assets and liabilities as of March 31, 2017 is not yet complete; therefore, an estimate of net income (loss), or a reconciliation thereof to Adjusted EBITDA, cannot reasonably be provided at this time. The effects of applying pushdown accounting are generally excluded from Adjusted EBITDA therefore it does not materially impact our ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling over 2 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M.  Broadbent

Director of Investor and Media Relations

740-338-3100

Investor.relations@foresight.com

Media@coalsource.com

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

(In Thousands)

	(Successor)	(Predecessor)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$24,899	$103,690
Accounts receivable	25,760	54,905
Due from affiliates	13,145	16,891
Financing receivables - affiliate	3,078	2,904
Inventories, net	75,135	43,052
Prepaid royalties	—	3,136
Deferred longwall costs	5,374	13,310
Coal derivative assets	—	7,650
Other prepaid expenses and current assets	19,046	21,443
Contract-based intangibles	16,174	—
Total current assets	182,611	266,981
Property, plant, equipment and development, net	2,436,279	1,318,937
Due from affiliates	947	1,843
Financing receivables - affiliate	64,904	67,235
Prepaid royalties, net	834	13,765
Other assets	16,653	20,250
Contract-based intangibles	4,741	—
Total assets	$2,706,969	$1,689,011
Liabilities and partners’ capital (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$60,867	$368,993
Current portion of sale-leaseback financing arrangements	4,062	1,372
Accrued interest	26,942	29,760
Accounts payable	67,713	60,971
Accrued expenses and other current liabilities	54,447	43,592
Asset retirement obligations	8,167	7,273
Due to affiliates	10,028	20,904
Contract-based intangibles	27,985	—
Total current liabilities	260,211	532,865
Long-term debt and capital lease obligations	1,274,343	1,022,070
Sale-leaseback financing arrangements	196,816	190,497
Asset retirement obligations	37,579	37,644
Warrant liability	—	51,169
Other long-term liabilities	46,247	9,359
Contract-based intangibles	145,822	—
Total liabilities	1,961,018	1,843,604
Limited partners' capital (deficit):
Common unitholders (77,644 and 66,105 units outstanding as of September 30, 2017 and December 31, 2016, respectively)	459,349	100,628
Subordinated unitholder (64,955 units outstanding as of September 30, 2017 and December 31, 2016)	286,602	(255,221)
Total partners' capital (deficit)	745,951	(154,593)
Total liabilities and partners' capital (deficit)	$2,706,969	$1,689,011

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

(In Thousands)

	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Period From April 1, 2017 through September 30, 2017	Period From January 1, 2017 through March 31, 2017	Nine Months Ended September 30, 2016
Revenues
Coal sales	$229,670	$228,472	$434,186	$227,813	$615,662
Other revenues	2,770	2,353	5,347	2,581	7,249
Total revenues	232,440	230,825	439,533	230,394	622,911

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	122,839	110,311	228,629	117,762	311,557
Cost of coal purchased	—	183	—	7,973	733
Transportation	39,414	33,324	67,672	37,726	96,679
Depreciation, depletion and amortization	53,754	43,637	103,291	39,298	125,521
Contract amortization	(15,611)	—	(6,878)	—	—
Accretion on asset retirement obligations	726	844	1,454	710	2,532
Selling, general and administrative	7,858	7,340	15,135	6,554	18,648
Transition and reorganization costs	—	—	—	—	6,889
Loss on commodity derivative contracts	1,101	5,987	2,218	1,492	17,270
Other operating (income) expense, net	(48)	(2,215)	(13,538)	451	(2,124)
Operating income	22,407	31,414	41,550	18,428	45,206
Other expenses:
Interest expense, net	35,988	37,939	71,408	43,380	105,269
Debt restructuring costs	—	6,072	—	—	21,702
Change in fair value of warrants	—	(1,452)	—	(9,278)	(1,452)
Loss on early extinguishment of debt	—	13,186	—	95,510	13,294
Net loss	(13,581)	(24,331)	(29,858)	(111,184)	(93,607)
Less: net (loss) income attributable to noncontrolling interests	—	(45)	—	—	169
Net loss attributable to controlling interests	$(13,581)	$(24,286)	$(29,858)	$(111,184)	$(93,776)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(5,097)	$(12,249)	$(13,887)	$(56,259)	$(47,135)
Subordinated unitholder	$(8,484)	$(12,037)	$(15,971)	$(54,925)	$(46,641)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.07)	$(0.19)	$(0.18)	$(0.85)	$(0.72)
Subordinated unitholder	$(0.13)	$(0.19)	$(0.25)	$(0.85)	$(0.72)

Weighted average limited partner units outstanding - basic and diluted:
Common units	77,510	66,098	76,893	66,533	65,737
Subordinated units	64,955	64,955	64,955	64,955	64,955

Distributions declared per limited partner unit	$0.0647	$—	$0.0647	$—	$—

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands)

	(Successor)	(Predecessor)
	Period From April 1, 2017 through September 30, 2017	Period From January 1, 2017 through March 31, 2017	(Predecessor) Nine Months Ended September 30, 2016
Cash flows from operating activities
Net loss	$(29,858)	$(111,184)	$(93,607)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	103,291	39,298	125,521
Amortization of debt discount and deferred issuance costs	1,273	6,365	—
Contract amortization	(6,878)	—	—
Equity-based compensation	439	318	4,711
Loss on commodity derivative contracts	2,218	1,492	17,270
Settlements of commodity derivative contracts	320	3,724	13,112
Realized gains on coal derivatives included in investing activities	—	(3,520)	—
Transition and reorganization expenses paid by Foresight Reserves	—	—	2,333
Current period interest expense converted into debt	—	—	31,484
Change in fair value of warrants	—	(9,278)	—
Debt extinguishment expense	—	95,510	11,125
Other	8,915	1,321	9,025
Changes in operating assets and liabilities:
Accounts receivable	9,450	19,695	(3,297)
Due from/to affiliates, net	6,923	(13,157)	8,627
Inventories	(22,159)	(917)	9,737
Prepaid expenses and other assets	(6,331)	(2,375)	(2,549)
Prepaid royalties	6,240	(241)	2,699
Commodity derivative assets and liabilities	266	(532)	2,624
Accounts payable	(582)	7,324	(3,121)
Accrued interest	22,493	(9,803)	3,380
Accrued expenses and other current liabilities	1,188	(3,430)	5,843
Other	1,300	1,782	1,422
Net cash provided by operating activities	98,508	22,392	146,339
Cash flows from investing activities
Investment in property, plant, equipment and development	(36,960)	(19,908)	(28,031)
Return of investment on financing arrangements with Murray Energy	1,452	705	1,997
Settlement of certain coal derivatives	—	3,520	—
Proceeds from sale of property, plant and equipment	—	1,898	—
Other	—	—	2,359
Net cash used in investing activities	(35,508)	(13,785)	(23,675)
Cash flows from financing activities
Net change in borrowings under revolving credit facility	—	(352,500)	—
Net change in borrowings under A/R securitization program	(10,300)	7,000	(12,200)
Proceeds from other long-term debt	—	1,234,438	—
Payments on debt and capital lease obligations	(23,539)	(970,721)	(34,152)
Proceeds from issuance of common units to Murray Energy	—	60,586	—
Distributions paid	(5,026)	—	(182)
Debt extinguishment costs	—	(57,645)	—
Debt issuance costs paid	—	(27,328)	(15,825)
Other	(3,471)	(1,892)	(996)
Net cash used in financing activities	(42,336)	(108,062)	(63,355)
Net increase (decrease) in cash and cash equivalents	20,664	(99,455)	59,309
Cash and cash equivalents, beginning of period	4,235	103,690	17,538
Cash and cash equivalents, end of period	$24,899	$4,235	$76,847

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands):

	(Successor) Three Months Ended September 30, 2017	(Predecessor) Three Months Ended September 30, 2016	(Successor) Period From April 1, 2017 through September 30, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period From January 1, 2017 through September 30, 2017	(Predecessor) Nine Months Ended September 30, 2016
Net loss attributable to controlling interests (1)	$(13,581)	$(24,286)	$(29,858)	$(111,184)	$(141,042)	$(93,776)
Interest expense, net	35,988	37,939	71,408	43,380	114,788	105,269
Depreciation, depletion and amortization	53,754	43,637	103,291	39,298	142,589	125,521
Accretion on asset retirement obligations	726	844	1,454	710	2,164	2,532
Contract amortization	(15,611)	—	(6,878)	—	(6,878)	—
Noncash impact of recording coal inventory to fair value in pushdown accounting	4,306	—	8,868	—	8,868	—
Transition and reorganization costs (excluding amounts included in equity-based compensation below) (2)	—	—	—	—	—	2,575
Equity-based compensation	228	284	439	318	757	4,711
Loss on commodity derivative contracts	1,101	5,987	2,218	1,492	3,710	17,270
Settlements of commodity derivative contracts	(124)	3,191	320	3,724	4,044	13,112
Debt restructuring costs	—	6,072	—	—	—	21,702
Change in fair value of warrants	—	(1,452)	—	(9,278)	(9,278)	(1,452)
Loss on early extinguishment of debt	—	13,186	—	95,510	95,510	13,294
Adjusted EBITDA	$66,787	$85,402	$151,262	$63,970	$215,232	$210,758

(1) - Included in net loss attributable to controlling interests during the three months ended September 30, 2017, the combined period from January 1, 2017, through September 30, 2017, and the nine months ended September 30, 2016, was insurance proceeds of $1.5 million, $14.3 million, and $10.5 million, respectively, from the Hillsboro mine combustion event.

(2) - Excludes equity-based compensation of $4.3 million which was recorded in transition and reorganization costs in the statement of operations for the nine months ended September 30, 2016.

Operating Metrics (In Thousands, Except per Unit Data)
	(Successor) Three Months Ended September 30, 2017	(Predecessor) Three Months Ended September 30, 2016	(Successor) Period From April 1, 2017 through September 30, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period From January 1, 2017 through September 30, 2017	(Predecessor) Nine Months Ended September 30, 2016
Produced tons sold	5,242	5,277	10,077	5,165	15,242	14,070
Purchased tons sold	—	4	—	118	118	21
Total tons sold	5,242	5,281	10,077	5,283	15,360	14,091

Tons produced	5,297	4,774	10,957	5,267	16,224	13,962

Coal sales realization per ton sold(1)	$43.81	$43.26	$43.09	$43.12	$43.10	$43.69
Cash cost per ton sold(2)	$23.43	$20.90	$22.69	$22.80	$22.73	$22.14
Netback to mine realization per ton sold(3)	$36.29	$36.95	$36.37	$35.98	$36.24	$36.83

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.